Exhibit 10.4

AMENDMENT TO NOTE AND WARRANT PURCHASE AGREEMENT

This Amendment (this “Amendment”) to Note and Warrant Purchase Agreement is entered into effective as of February 4, 2010 between Helix Wind, Corp., a Nevada corporation (the “Company”), and St. George Investments, LLC, an Illinois limited liability company (“Investor”).

A.       Effective as of January 27, 2010, the Company and Investor entered into that certain Note and Warrant Purchase Agreement (the “Original Agreement”) whereby Investor acquired a Convertible Secured Promissory Note and a Warrant to purchase 300,000 shares of the Company’s common stock from the Company.

B.       Pursuant to Section 8(a) of the Original Agreement, the parties hereto desire to amend the Original Agreement to accelerate the Second Closing and increase the number of shares acquired by Investor.

NOW THEREFORE, intending to be legally bound, and in consideration of the mutual promises, covenants, and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Definitions and Recitals.  Capitalized terms used in this Amendment but not otherwise defined have the respective meanings set forth in the Original Agreement.  The recitals set forth above are incorporated in this Amendment by reference and made contractual in nature.

2.       Acceleration of the Second Closing. The phrase “no sooner than thirty (30) days but no later than thirty-five (35) days from the Initial Closing Date” in Section 1(e) of the Original Agreement shall be replaced with “on or before February 10, 2010.”

3.       Increase in Shares. The term “50,000” shall be replaced with the term “60,000” in Section 1(e)(ii) of the Original Agreement.

4.       Other Terms Unchanged. The Original Agreement, as amended by this Amendment, remains and continues in full force and effect, constitutes a legal, valid, and binding obligation of each party thereto, and is in all respects agreed to, ratified, and confirmed. Any reference to the Original Agreement after the date of this Amendment is deemed to be a reference to the Original Agreement as amended by this Amendment.  If there is a conflict between the terms of this Amendment and the Original Agreement, the terms of this Amendment shall control.

5.       Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

6.       Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Illinois applicable to contracts made in Illinois by Illinois domiciliaries to be wholly performed in Illinois.

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[Signature Page to Amendment to Note and Warrant Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to be effective as of the date first set forth above.

THE COMPANY:
HELIX WIND, CORP.,
a Nevada corporation

By: /s/ Ian Gardner
Name: Ian Gardner
Title: CEO

THE INVESTOR:

ST. GEORGE INVESTMENTS, LLC,
an Illinois limited liability company

By: /s/ John M. Fife
John M. Fife, Manager

ACKNOWLEDGED AND AGREED:

By:  /s/ Ian Gardner
Ian Gardner, an individual

BLUEWATER PARTNERS, S.A.

By:  /s/ Myron Gushlak
Name:  Myron Gushlak
Its:   Managing Director